Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES PRICING OF $68 MILLION PUBLIC OFFERING
OF COMMON STOCK
BRISBANE, Calif., September 21, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced the pricing of its underwritten public offering of 3,500,000 shares of newly issued common stock at a price to the public of $19.50 per share. InterMune also granted the underwriters a 30-day option to purchase up to an additional 525,000 shares of common stock. All of the shares in the offering are being sold by InterMune.
Goldman, Sachs & Co. is acting as the sole book-running manager of the offering. Deutsche Bank Securities Inc. is acting as co-lead manager and CIBC World Markets Corp. is acting as co-manager of the offering.
These shares are being issued pursuant to an effective shelf registration statement. This press release does not constitute an offer to sell or a solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Printed copies of the final prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: 212-902-9316 or Email at prospectus-ny@ny.email.gs.com). InterMune intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the base prospectus filed with the SEC in connection with the shelf registration on the SEC’s website at http://www.sec.gov/.

About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology.
Forward-Looking Statements
This press release contains forward-looking statements, including statements relating to InterMune’s expectations regarding the completion of the public offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and the company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to satisfaction of customary closing conditions related to the public offering. There can be no assurance that InterMune will be able to complete the public offering on the anticipated terms, or at all. If InterMune is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Additional risks and uncertainties relating to InterMune and its business can be found in the “Risk Factors” section of InterMune’s preliminary prospectus supplement related to the public offering filed with the SEC on September 18, 2007. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.
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